Exhibit 10.7
LOOPNET, INC.
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated ‹GRANT DATE› between LoopNet, Inc., a Delaware corporation (“Company”), and ‹EMPNO›‹NAME› (the “Employee”), is entered into as follows:
     WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and
     WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company and to assure his or her continued commitment to the success of the Company, the Compensation Committee of the Board of Directors of the Company or its delegates (the “Committee”) has determined that the Employee shall be granted units (“Stock Units”) representing hypothetical shares of the Company’s Common Stock, with each Stock Unit equal in value to one share of the Company’s Common Stock (the “Stock”), subject to the restrictions stated below and in accordance with the terms and conditions of the LoopNet, Inc. 2006 Equity Incentive Plan (the “Plan”), a copy of which can be obtained by written or telephonic request to the Stock Plan Administrator.
     THEREFORE, the parties agree as follows:
1. Grant of Stock Units. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee Stock Units covering ‹SHARES› shares of Stock (the “Shares”).
2. Vesting Schedule. Subject to Employee’s not experiencing a Termination of Employment during the following vesting period, the interest of the Employee in the Stock Units shall vest as follows: 100% of the Stock Units shall vest upon the achievement of a trailing four (4) quarters of Adjusted EBITDA per share equal to one dollar and twenty seven cents ($1.27) at the end of any fiscal quarter of the Company that occurs on or prior to [GRANT DATE], 2017, with Adjusted EBITDA equal to Adjusted EBITDA as reported in the Company’s most recent earnings announcement and outstanding shares for purposes of the per share calculation equal to the weighted average fully diluted outstanding shares during the twelve (12) months trailing the end of the applicable quarter.
This Agreement shall not be subject to the LoopNet, Inc. Change of Control Severance Agreement entered into by and between Employee and the Company effective as of December 18, 2008 (the “Change of Control Agreement”) and the Stock Units shall not be eligible to vest pursuant to the Change of Control Agreement notwithstanding anything stated therein. Further, notwithstanding the above or anything stated herein to the contrary, if a “Change of Control” (as defined in the Change of Control Agreement) occurs while this Agreement and the Stock Units are outstanding, the interest of the Employee in the Stock Units shall vest as follows:
(x) 1/3 of the Stock Units shall vest if the Change of Control occurs prior to ‹GRANT DATE›, 2011;

(y) 2/3 of the Stock Units shall vest if the Change of Control occurs prior to ‹GRANT DATE›, 2012; or
(z) 100% of the Stock Units shall vest if the Change of Control occurs on or after ‹GRANT DATE›, 2012.
3. Benefit Upon Vesting. Upon the vesting of the Stock Units, the Employee shall be entitled to receive, and the Company shall as soon as reasonably practicable (but in no event more than 10 days following the applicable vesting date) issue to the Employee, a number of Shares equal to the number of Stock Units that have vested on the applicable vesting date subject to Section 6 below.
4. Restrictions.
(a) Except as otherwise provided for in this Agreement, the Stock Units or any related rights granted hereunder may not be sold, pledged or otherwise transferred until the Stock Units become vested in accordance with Section 2 and the Shares are issued under Section 3. The period of time between the date hereof and the date the Stock Units become fully vested is referred to as the “Restriction Period.”
(b) Except as otherwise provided for in this Agreement, if the Employee’s employment with the Company is terminated at any time for any reason (including as a result of the Employee’s death or disability (including a Total and Permanent Disability) prior to the lapse of the Restriction Period, or the Employee otherwise experiences a Termination of Employment during the Restriction Period, all Stock Units granted hereunder that have not vested by such termination date and that are held by the Employee as of such date shall be forfeited by, and no further rights shall accrue to, the Employee.
(c) All Stock Units granted hereunder that have not vested by ‹GRANT DATE›, 2017 and that are held by the Employee as of such date shall be forfeited by, and no further rights shall accrue to, the Employee.
5. No Stockholder Rights. Stock Units represent hypothetical shares of Stock. During the Restriction Period, and except as otherwise provided for under the Plan, the Employee shall not be entitled to any of the rights or benefits (including without limitation any voting or dividend rights) generally accorded to stockholders.

6. Taxes.
(a) The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Stock Units hereunder. In the event that the Company or the Employer (as defined below) is required to withhold taxes as a result of the grant or vesting of Stock Units, or otherwise, the Company shall withhold from the Shares otherwise deliverable the Employee pursuant to Sections 2 and 3 above a sufficient number of whole Shares of such Stock as necessary (based upon the then-current Fair Market Value of the Stock) to cover all applicable required withholding taxes and required social security contributions on the date on which the amount first becomes includable in the gross income of the Employee for applicable tax purposes (the “Tax Date”); provided however that the Company may, but need not, instead permit the Employee to satisfy on or in advance of the Tax Date such withholding and contributions by delivering to the Company a check or through wire transfer of funds. The Employee will receive a cash refund for any fraction of a surrendered Share not necessary for required withholding taxes and required social security contributions. To the extent that any surrender of Stock or payment of cash or alternative procedure for such payment is insufficient to satisfy all such obligations, the Employee authorizes the Company and/or the Employer to deduct all applicable required withholding taxes and social security contributions from the Employee’s cash or other compensation. The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.
The terms “required withholding taxes” and “required social security contributions” refer to the applicable minimum statutory rates. To the extent that any excess withholding is desired by the Employee, he or she shall arrange with the Company or Employer (as appropriate), in advance of the Tax Date, to satisfy such excess by delivering a check, through wire transfer of funds or withholding from current cash compensation.
(b) Regardless of any action the Company or the Employee’s actual employer that is qualified to deduct tax at source (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding related to the Stock Units (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Employee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the vesting of Stock Units, subsequent issuance of Stock related to such Stock Units or the subsequent sale of any Stock acquired pursuant to such Stock Units; and (ii) do not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items. The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Employee’s participation in the Plan or the Employee’s receipt of Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 3 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items (including if the Employee’s cash compensation is not sufficient to satisfy such obligations).

7. Data Privacy Consent. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. The Employee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any Stock acquired under the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. The Employee understands that refusing or withdrawing consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that he or she may contact the Stock Plan Administrator at the Company.
8. Plan Information. The Employee acknowledges that the Employee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the investors section of the Company’s website at http://www.loopnet.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Stock Plan Administrator.
9. Employee Acknowledgments. By accepting this grant of Stock Units, the Employee acknowledges and agrees that the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement. The Employee acknowledges that all decisions with respect to future grants, if any, will be at the sole discretion of the Company. The Employee’s participation in the Plan shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate the Employee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law. The Employee agrees that stock units, stock unit grants and resulting benefits are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer and are outside the scope of the Employee’s employment contract, if any. Stock units, stock unit grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law. In the event that the Employee is not an employee of the Company, this grant of Stock Units will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or Affiliate of the Company. The Employee acknowledges that the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit and cannot be predicted with certainty. In consideration of this grant of Stock Units, no claim or entitlement to compensation or damages shall arise from termination of this grant of Stock Units or diminution in value of this grant of Stock Units resulting from the Employee’s Termination of Employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of Applicable Laws).
10. Miscellaneous.
(a) The Company shall not be required to treat as the owner of Stock Units, and associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.
(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the Employee’s address then on file with the Company.
(d) The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan.

(e) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Accepted by Employee:	LOOPNET, INC.

By:
[Employee Name]	Name:
Title:

RETAIN THIS AGREEMENT FOR YOUR RECORDS

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